Exhibit 10.1

Rachel Boulds, CPA, PLLC

6371 S. Glenoaks Street

Murray, UT 84107

(801) 230-3945

Engagement Letter for Accounting / CFO Services

December 1, 2014

RE: WirelessConnect Inc.

TO: Mr. Rick Bjorklund:

This letter is to set forth the terms and objectives of our proposed engagement and the nature and limitations of the services I will provide to your company until mutually changed.

A.	Agreed Upon Services. Effective upon the execution of this agreement I will serve in the position of Chief Financial Officer (CFO) for WirelessConnect, Inc. and its subsidiaries. In the capacity as CFO for the Company my responsibilities will include, but are not limited to.

1)	Responsible for all accounting functions for the Company and its subsidiaries while maintaining strict accounting procedures and implementing of operational best practices.

2)	Prepare the Company’s quarterly and year-end financial statements and Form 10-Q and 10-K and work with the Company, attorneys and auditor in order to ensure quarterly and year end financials are filed by the required SEC deadline.

3)	Ensure that effective internal controls are in place and ensure compliance with GAAP and SEC rules for financial reporting.

4)	Sign any necessary corporate documents.

5)	Perform any and all duties that are reasonable and that are customarily performed by a person holding a similar position.

B.	Professional Fees. Compensation will be paid as follows:

1)    Months 1 - 6, a monthly consulting fee of $1,250 and $750 worth of common stocks in accordance with Rule 144.

2)    Months 7 - 12, a monthly consulting fee of $1,500 and $500 worth of common stocks in accordance with Rule 144.

3)    Months 13 - 24, a monthly consulting fee of $2,000 and $250 worth of common stocks in accordance with Rule 144.

C.	Factors Affecting Professional Fees. Professional fees are based on several factors, the most important of which include time and labor involved; skill requisite to perform the professional services properly, and any special circumstances or projects that may arise. Taking these factors into consideration it may in the future become necessary to increase my compensation. Any increase will be mutually discussed and agreed upon.

Please date and sign a copy of this letter and return it to acknowledge your agreement with the terms of this engagement.

Sincerely,

Rachel Boulds, CPA

Response: This letter correctly sets forth the understanding of WirelessConnect Inc, on behalf of the Company.

Rick Bjorklund, CEO and Chairman